EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 30, 2011 relating to the consolidated financial statements, the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting and financial statement schedule of Smith & Wesson Holding Corporation, appearing in Smith & Wesson Holding Corporation’s Annual Report on Form 10-K for the year ended April 30, 2011.

/s/ BDO USA, LLP
Boston, Massachusetts
March 12, 2012